Exhibit 10.6

AMENDED AND RESTATED
MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (this “Agreement”) is entered into between Dr. Tattoff, Inc., a Florida corporation (the “Manager”), and William Kirby, D.O., Inc., a California medical corporation (the “Corporation”), effective as of January 1, 2010 (“Effective Date”).

WHEREAS, through one or more individual physicians and other licensed health care professionals engaged by Corporation, Corporation provides services utilizing lasers and intense pulse light (“IPL”) devices to remove tattoos, reduce hair, and provide other laser or IPL services to the general public (the “Practice”);

WHEREAS, Corporation desires to delegate management of its complex non-medical business affairs to a person with business expertise;

WHEREAS, Corporation desires to engage Manager to provide management services, and the Manager desires to provide such services, on the terms and conditions set forth herein; and

WHEREAS, Corporation and Manager have determined a fair market value for the services to be rendered by Manager.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Relationship of Corporation and Manager.

a.   Appointment of Manager. On the terms and conditions set forth herein, Corporation hereby appoints Manager as its sole and exclusive agent for the business and management decisions and activities of Corporation and any affiliate of Corporation which engages in the Practice for which a license to practice medicine is not required and which do not result in Manager’s control over the practice of medicine of any physicians providing professional services through the Corporation (“Physicians”), and Manager hereby accepts such appointment.

b.   Retention of Authority and Control. Notwithstanding the authority granted to Manager in this Agreement, Manager and Corporation agree that Corporation shall at all times exercise overall control of the operations of the Corporation, and shall retain legal responsibility for all professional medical and ethical matters in connection with the Corporation’s operations. Manager’s duties for Corporation under this Agreement shall be purely non-medical and administrative in nature, and Manager shall in no way exercise any clinical judgment as to the nature of professional or ancillary services or type of practitioner that any patient requires or receives. Rather, Corporation shall be solely responsible for and have complete authority, supervision and control over the provision of professional healthcare services performed by the Physicians and Licensed Health Professionals, as such term is defined in Section 3.a.i below, as Corporation, in its sole discretion, deems appropriate and in accordance with all applicable laws and regulations. This Agreement shall in no way be construed to mean or suggest that Manager is engaged, or permitted to engage, in the practice of osteopathic medicine. Any delegation of authority by Corporation to Manager that would require or permit Manager to engage in the practice of osteopathic medicine shall be prohibited and deemed ineffective and Corporation shall retain and have sole authority at all times with respect to all such matters.

2.     Manager’s Services. Manager shall provide the following management services (collectively, “Services”) on behalf of the Corporation:

a.    Day-to-Day Management. Corporation hereby engages Manager as its sole and exclusive agent to manage and administer the day-to-day business functions of the Corporation and any affiliate of Corporation which engages in the Practice. Manager’s performance of the Services shall involve such expenditure of time as Manager determines is necessary or advisable in its reasonable discretion.

b.    Personnel.

i.   Manager shall employ or engage and provide to Corporation all non-licensed, administrative personnel, including an on-site manager and receptionist for each Practice Site (as defined in Section 2e below) , secretarial  personnel, management and accounting personnel, information technology personnel, human resources personnel, marketing personnel, purchasing personnel, janitorial and maintenance personnel, and such other administrative and management personnel that Manager determines to be necessary or appropriate, after consultation with Corporation, for the efficient and proper operation of Corporation (“Support Personnel”).

ii.    Manager shall be responsible for the hiring, supervising, training, disciplining, and termination of the Support Personnel, including all determinations regarding the retention, promotion, demotion, awarding of bonuses, salary adjustments and other matters affecting the terms and conditions of the employment or engagement of the Support Personnel in accordance with and subject to such personnel policies as may be adopted from time to time by Manager. Staffing levels, work hours and shifts and employee benefit programs for the Support Personnel shall be established and implemented by Manager in accordance with the policies and funding arrangements developed by Manager.

iii.   Manager shall be responsible for compensating the Support Personnel, at Manager’s sole cost and expense, and shall provide payroll accounting services and maintain employee records, workers’ compensation insurance, unemployment insurance, and such employee benefit programs for the Support Personnel as it determines are necessary or advisable in its sole discretion.

iv.   Manager shall, on behalf of the Corporation, administer the payment of compensation of the Physicians and Licensed Health Professionals, including providing payroll and accounting services, from Corporation’s funds by preparing checks for the signature of authorized representatives of Corporation and maintaining employee records on behalf of Corporation. Manager shall also administer the payment of all applicable vacation pay, sick leave, and retirement, health and life insurance benefits provided by Corporation, at Corporation’s sole cost and expense, to Licensed Health Professionals.

c.	Billing, Collection and Accounting.

i.   Manager shall provide all billing and collection services on behalf of Corporation that Manager determines in consultation with, and with the approval of Corporation to be necessary or appropriate in connection with the charges resulting from the performance of services through Corporation by Physicians and Licensed Health Professionals. Specifically, Manager shall prepare patient invoices; input billing information; prepare computerized billing statements and submit bills and claims to patients and third party payors; respond to inquiries from patients and payors concerning their bills; diligently pursue collection of unpaid bills for up to 180 days from the initial billing, and, thereafter; refer such unpaid bills to collection agencies or attorneys for collection, the cost and expense of which shall be borne solely by Corporation. Manager shall deposit all payments received through such billing and collection activities into the Operational Account, as defined in Section 2.i below. Manager shall provide Corporation with monthly and year-to-date reports showing all billings, collections, and accounts receivable and the aging of same.

ii.	Corporation hereby appoints Manager for the term of this Agreement as its true and lawful attorney-in-fact for the following purposes:

1.
To bill in Corporation’s name and on its behalf: (a) patients; (b) third party payors and (c) any other persons or entities who are obligated to pay for services performed through the Corporation by Physicians and Licensed Health Professionals.

2.
To collect in the name of Corporation and on its behalf all charges, fees or other amounts resulting from or related to the professional and ancillary services performed or supplies provided through the Corporation by Physicians and Licensed Health Professionals.

3.
To receive all payments arising from the professional and ancillary services performed or supplies provided through the Corporation by Physicians and Licensed Health Professionals; take possession of and endorse in the name of Corporation all cash, notes, checks, money orders, insurance payments and any other instruments received as payments of accounts receivable of Corporation, however arising. Corporation shall immediately forward to Manager any such payments that may come into the possession of Corporation, Physicians or Licensed Health Professionals. Corporation hereby expressly authorizes and grants Manager the right to open any mail or messengered envelopes or packages sent by any Corporation patient or third party payor which lists Corporation, any Physician or any Licensed Health Professional as the addressee. Corporation agrees that he shall not attempt to stop, hinder, interfere with, re-direct or divert any claims, payments or explanation of benefits, whether submitted or paid in a written form, by facsimile or electronically, during the term of this Agreement or after its expiration.

4.	To deposit all Gross Revenues, as defined in Section 4.a below, directly into the Operational Account, in accordance with Section 2.i below.

iii.
Corporation acknowledges and agrees that Manager shall have discretion to compromise, settle or write off any amount due from a patient or third party payor, or determine not to appeal a denial by any third party payor of any claim for payment, for any particular professional service rendered or supply provided by or on behalf of Corporation.

iv.
Manager shall maintain an accounting of the activities of the Corporation, and provide reports as reasonably requested by Corporation. Manager shall bear the cost of software, hardware and personnel required to maintain such accounting, provided however, any costs of outside professionals for audit, tax return preparation, or other services shall be at the expense of Corporation.

v.
Manager shall complete and timely file all property, sales and miscellaneous tax reports and forms on behalf of Corporation when due and disburse from Corporation funds such taxes and assessments as required. Manager shall provide such information as requested by Corporation’s tax preparer to permit preparation of federal and state income tax returns and disburse tax payment as requested by Corporation’s tax preparer.

d.	Supplies, Equipment, and Furniture.

i.
Manager shall be responsible for furnishing, at its sole cost and expense, all of the following which Manager determines, after consultation with Corporation, to be necessary or appropriate for use in operating the Corporation’s business: (1) servers, switches, routers, data storage devices, computers, software, printers, telephones and telephone systems, voice messaging and email systems (“Management Information Systems”); (2) office supplies, forms, or stationary (“Office Supplies”); and (3) furnishings, furniture, fixtures, postage and duplication equipment, art works, and personal property (“Office Equipment”). Manager shall be responsible for furnishing, at its sole cost and expense, all of the following which Corporation determines, after consultation with Manager, to be necessary or appropriate for use in operating the Corporation’s business: (x) medical supplies (“Medical Supplies” and collectively with the Office Supplies referred to as the “Supplies”); and (y) lasers and medical equipment (“Medical Equipment” and collectively with the Office Equipment referred to as the “Equipment”).

ii.
Manager shall arrange for, at its sole cost and expense, the maintenance and repair of the Management Information Systems and Equipment. If Manager determines, after consultation with Corporation, that any item of existing Management Information Systems or Office Equipment utilized in Corporation’s practice is damaged, worn out or obsolete and it is unreasonable, impossible or economically impractical to repair, and if Manager, after consultation with Corporation, further determines that such item is necessary or appropriate for the efficient operation of the Corporation, the Manager shall replace such item with a functional equivalent at its sole cost and expense. If Corporation determines, after consultation with Manager, that any item of existing Medical Equipment utilized in Corporation’s practice is damaged, worn out or obsolete and it is unreasonable, impossible or economically impractical to repair, and if Corporation, after consultation with Manager, further determines that such item is necessary or appropriate for the efficient operation of the Corporation, the Manager shall replace such item with a functional equivalent, as determined by Corporation, at Manager’s sole cost and expense.

e.	Practice Sites.

i.
Manager, in consultation with Corporation, shall be responsible at Manager’s sole cost and expense, for leasing one or more locations to be used as practice sites (each, a “Practice Site” and collectively, the “Practice Sites”). As of the date hereof, the parties acknowledge three locations in the State of California: 8500 Wilshire Blvd, Suite 105, Beverly Hills; 15751 Rockfield Boulevard, Suite 120, Irvine; and 17609 Ventura Boulevard, Suite 201, Encino as Practice Sites. Manager shall have the exclusive right to manage the Practice at any other location at which Corporation operates and such location shall be a Practice Site for purposes of this Agreement.

ii.
Manager, in consultation with Corporation, shall be responsible at Manager’s sole cost and expense, for identifying and developing new and replacement locations to be used as Practice Sites. Manager shall perform analysis of market demographics, competition, cost and other factors it deems appropriate under the circumstances. Manager shall be responsible for the negotiation of leases, completion of tenant improvements and other pre-opening preparations.

iii.
Manager shall also arrange for, at its sole cost and expense, utilities, maintenance and repair costs associated with the Practice Sites. Manager shall maintain the Practice Sites in good repair and shall insure that all utility and maintenance services are delivered to the sites. If Corporation is the lessee of any of the Practice Sites, Manager shall have the right, but not the obligation, during the term of this Agreement, to use the space at the Practice Sites to provide the management services contemplated under this Agreement. Manager acknowledges that this Agreement gives it a conditional right to use the space leased by Corporation for the delivery of management services, only during the term of this Agreement. Manager acknowledges that no leasehold interest is created or conveyed by this agreement, and that no landlord-tenant relationship is created by this Agreement or otherwise exists between Manager and Corporation. The parties acknowledge that Manager’s agreement to reimburse Corporation for the costs of the Practice Sites leased by Corporation was a result of their negotiation of economic terms and not intended to establish a leasehold relationship.

iv.
Notwithstanding anything herein to the contrary, to the extent that the Practice Sites are used by a person other than Corporation (including any affiliate of Corporation), such other person shall be responsible (i.e., shall reimburse Manager) for a pro rata portion of the rent, utilities, maintenance and repair costs associated with the Practice Sites. Notwithstanding the foregoing, no person other than Corporation shall use a Practice Site without the prior written consent of Manager.

f.     Intellectual Property Rights. Corporation acknowledges that Manager is the sole owner of the name “Dr. Tattoff,” and any related names or derivations thereof (collectively, the “Name”) and has the right to use the Name in connection with Manager’s business as Manager deems in its sole discretion. Manager hereby grants to Corporation a revocable license to use the Name. Corporation acknowledges that this Agreement gives Corporation only a conditional right to use the Name, which right shall automatically expire, without notice or further action by Manager, upon the expiration or early termination of this Agreement for any reason, and Corporation shall immediately cease using the Name. Further, Corporation agrees to not use the Name in connection with any other business or professional practice conducted through Corporation’s affiliates without the prior written consent of Manager. Corporation shall cooperate fully with Manager in completing, renewing and filing any documents that must be submitted to the Osteopathic Medical Board of California, and any fictitious business name statement related to the Name, to evidence Corporation’s agreement to the provisions contained in this Section.

g.   Advertising and Marketing. Upon request by Corporation, Manager shall assist Corporation in arranging for third parties to provide advertising and marketing services (collectively, “Advertising Services”) on behalf of Corporation. In assisting Corporation, Manager is acting solely in its capacity as an administrator to Corporation. At no time shall Manager hold itself out as providing, or actually provide, medical services. If a third party is engaged to provide Advertising Services, Manager shall pay on behalf of Corporation amounts due from Corporation for such Advertising Services or shall reimburse Corporation amounts paid by Corporation for such Advertising Services. In engaging or employing personnel to provide Advertising Services, or otherwise assisting Corporation in advertising and marketing, both Manager and Corporation shall ensure that all Advertising Services are provided in accordance with all applicable laws, regulations, rules and guidelines, including but not limited to those promulgated by the Osteopathic Medical Board of California.

h.   Additional Services. If Corporation desires that Manager provide services in addition to those listed in this Section 2, and Manager desires to provide such additional services, the parties may negotiate for Manager to provide such additional services on such terms and for such additional compensation as the parties may agree upon in writing.

i.     Bank Account. Manager shall deposit all payments into a checking account established in Corporation’s name at a bank or other financial institution mutually agreed upon by the parties (the “Operational Account”). Manager shall be entitled to designate authorized signatories on such account, provided that such authorized signatories shall only be entitled to draw on the Operational Account consistent with the terms of this Agreement. Manager shall deposit into the Operational Account all cash, checks, money orders and other instruments received by Corporation.

j.     Exceptions and Assignments. Notwithstanding anything herein to the contrary, if Corporation leases any of the Management Information Systems, Equipment, or locations used as Practice Sites from a third party, Manager shall pay on behalf of Corporation amounts due from Corporation under such lease agreement(s) or shall reimburse Corporation amounts paid by Corporation under such lease agreement(s). Corporation shall obtain Manager’s written approval prior to entering into any such lease such approval not to be unreasonably withheld. Prior to Corporation entering into any contract with a third party, Corporation shall provide notice to Manager and upon Manager’s request shall make good faith efforts to cause the third party to provide Manager with copies of any notices to Corporation delivered thereunder. Upon Manager’s request, Corporation shall make good faith efforts to cause third parties leasing Corporation Management Information Systems, Equipment, or locations used as Practice Sites to assign such leases to Manager, provided that such third parties will simultaneously release any personal guarantees made by a shareholder of the Corporation. Notwithstanding anything herein to the contrary, if Corporation owns any of the Management Information Systems, Equipment, or locations used as Practice Sites, Manager shall have the right (at any time) to purchase such from Corporation for the amount paid by Corporation which has not been reimbursed by Manager. Further notwithstanding anything herein to the contrary, if Corporation pays for any Supplies, the Manager shall promptly reimburse Corporation for the direct, documented price paid by Corporation therefor.

3.	Corporation’s Obligations.

a.   Personnel.

i.
Corporation shall employ or engage all Physicians and/or licensed allied health professionals, including, but not limited to, registered nurses and/or physician assistants (collectively, the “Licensed Health Professionals”).

ii.
Corporation shall be responsible for the hiring, supervising, training, disciplining, and termination of the Physicians and Licensed Health Professionals, including all determinations regarding the retention, promotion, demotion, awarding of bonuses, salary adjustments and other matters affecting the terms and conditions of the employment or engagement of the Physicians and Licensed Health Professionals in accordance with and subject to such personnel policies as may be adopted from time to time by Corporation. Staffing levels, work hours and shifts and employee benefit programs for the Physicians and Licensed Health Professionals shall be established and implemented by Corporation in accordance with the policies and funding arrangements developed by Corporation.

iii.
Corporation shall be responsible for compensating the Physicians and Licensed Health Professionals, at Corporation’s sole cost and expense, and shall, subject to Section 2.b.iv above, provide and maintain employee records, workers’ compensation insurance, unemployment insurance, and such employee benefit programs for the Physicians and Licensed Health Professionals as it determines are necessary or advisable in its sole discretion.

iv.
Corporation shall promptly report the addition of new personnel, the termination of personnel, and any adverse incident resulting in injury to a patient to the Corporation’s medical malpractice insurer in accordance with the terms of the Corporation’s malpractice insurance policy.

b.   Covenants. Corporation covenants and agrees that, at all times during the term hereof, Corporation shall:

i.	insure that Physicians are duly licensed to practice medicine in the State of California, without restriction;

ii.
insure that Licensed Health Professionals are duly licensed to perform their respective professions, without restriction, and that they have the appropriate level of education and experience to perform the services required of them;

iii.	ensure that Physicians conduct the Corporation’s business and supervise Licensed Health Professionals in compliance with all applicable federal, state and local laws, rules and regulations;

iv.
not enter into discussions or negotiations or an agreement with any other person or entity regarding some or all of the Services or for the sale or merger of the Corporation, unless Corporation obtains Manager’s prior written consent such consent not to be unreasonably withheld;

v.	be open for business during regular business hours at each of the Practice Sites, in accordance with the schedule adopted by Corporation in consultation with Manager;

vi.
ensure that Physicians continuously practice at the Practice Sites during Corporation’s normal business hours, provided that Physicians may take such reasonable amounts of time off for vacation, illness or family emergencies;

vii.
only provide services utilizing lasers and intense pulse light devices to remove tattoos, reduce hair, and provide other laser or IPL cosmetic services to the general public (i.e., the general dermatology practice(s) of the shareholder(s) of the Corporation shall be conducted through other entities); and

viii.
not dividend, distribute or otherwise pay amounts (through salary, bonuses or otherwise) to the shareholder(s) of the Corporation in an aggregate amount in excess of $150,000 (as increased on January 1 of each year, beginning January 1, 2012 by the increase in the Consumer Price Index for all items for the most recently measurable 12 month period) per Practice Site, during a calendar year without the prior written consent of Manager, which shall not be unreasonably withheld taking into account the establishment and maintenance of reasonable reserves for the Corporation and future plans for expansion by the Corporation.

4.	Compensation for Services.

a.   Management Fee. Manager and Corporation acknowledge and agree that Manager shall incur substantial time, costs, expense and business risks in performing the Services on behalf of Corporation, and that such costs and expenses will vary over the term of this Agreement. Additionally, the parties acknowledge and agree that the level and intensity of the Services will increase as the volume increases. Manager and Corporation acknowledge that the Fee, as such term is defined below, has resulted from arm’s length negotiations between the parties and does not take into account the volume or value of referrals or business otherwise generated between the parties, and is consistent with fair market value for the Services, including the Support Personnel, Equipment, Management Information Systems, Supplies and Practice Sites provided at Manager’s sole cost and expense on behalf of Corporation. Accordingly, as compensation in full for the performance of the Services hereunder, Corporation shall pay Manager a fee equal to seventy percent (70%) of Corporation’s Gross Revenues received (the “Management Fee”). Such Management Fee has been verified by a third party valuation firm as being reflective of fair market value for the Services contemplated hereunder in light of the time, cost, expense and business risk incurred by Manager hereunder.

As used herein, the term “Gross Revenues” shall be defined to mean all amounts received by Corporation relating to any and all professional services, ancillary services, and supplies related to tattoo removal, hair removal, and other services utilizing lasers or IPL devices (but excluding other general, surgical and cosmetic dermatology services) rendered through the Corporation by the Physicians and Licensed Health Professionals to patients at the Practice Sites, whether such revenues are received in cash from patients, private or prepaid insurance, other third party payors or any other source less any refunds provided and less any credit card fees imposed. If Corporation, Physicians or Licensed Health Professionals directly receive any Gross Revenues, Corporation shall immediately deliver any and all such Gross Revenues to Manager for deposit into the Operational Account.

b.   Payment Date. Due to its substantial investment and the costs and expenses Manager has incurred and will incur in performing its duties hereunder, the Management Fee shall be payable on the first (1st) and fifteenth (15th) days of each month during the term of this Agreement. Manager shall calculate the Management Fee due for such period, and Manager shall prepare a check or electronic transfer, drawn on the Operational Account, in the amount of the Management Fee (the “Manager Check”). Manager shall deliver to Corporation its written calculation of the amount due. Manager shall retain the Manager Check in payment of its Management Fee. If Corporation fails or refuses to pay, or prevents payment of the Management Fee, or any portion thereof, to Manager when due, Manager shall be entitled to interest on the overdue amount at the greater of ten percent (10%) per annum or the highest amount allowed by law, such interest to commence accruing as of the due date of such payment. The foregoing remedies of Manager, together with all other remedies of Manager set forth herein, shall be cumulative and in addition to all other rights and remedies afforded to Manager at law or in equity.

c.   Annual Review. Manager shall be entitled to review annually, and have the right to adjust as described below, the Management Fee if necessary to insure that Manager is being paid fair market value for the Services contemplated hereunder in light of the cost, expense and business risk incurred by Manager hereunder. If Manager proposes a change in the amount of the Management Fee, Manager shall notify Corporation at least sixty (60) days in advance of the date on which the revised Management Fee is to be effective and shall provide to Corporation a written letter, report or opinion from a third party valuation expert supporting the change, and Corporation shall pay the revised Management Fee beginning on the effective date.  Any change to the Management Fee shall be supported by a third party valuation expert’s opinion that the revised Management Fee is reflective of fair market value for the Services contemplated hereunder in light of the cost, expense and business risk incurred by Manager hereunder.

d.   Collection Continuation Period. Notwithstanding the termination or expiration of this Agreement, for a period of ninety (90) days following such termination or expiration (the “Collection Continuation Period”), Manager shall have the right, but not the obligation, to continue to provide, at the same compensation rate set forth in Section 4.a above, the collection services described in Section 2.c above with respect to all services provided through the Corporation by Physicians and Licensed Health Professionals prior to the expiration or termination of this Agreement. Corporation specifically agrees that the foregoing provision is fair and reasonable and is intended to compensate Manager for the Services it provided during the term of the Agreement.

5.   Security Interest. In order to secure Corporation’s timely payment of the Management Fee, any other sums owed to Manager by Corporation, and the performance of any other obligation of Corporation under this Agreement, upon Manager’s reasonable request, Corporation grant Manager a security interest in and to any or all of the following: Gross Revenues, accounts receivable, cash and all funds in the Operational Account and other deposit accounts, whether now existing or hereafter acquired, pertaining to and generated by or in connection with the services conducted through Corporation. In connection with the foregoing and upon Manager’s request, Manager and Corporation shall enter into the Security Agreement, attached hereto as Exhibit A and incorporated herein by this reference. Manager shall have the right to file a UCC-1 financing statement with the California Secretary of State documenting any security interest granted to Manager, and Corporation shall cooperate with Manager in filing such UCC-1. Upon the release of the security interest granted herein, Manager shall complete and file a UCC-2 releasing such security interest.

6.   Term and Termination.

a.   Term. The initial term of this Agreement shall be for seven (7) years commencing as of the date first written above; thereafter, this Agreement shall renew automatically for successive terms of five (5) years each, unless either party notifies the other party in writing, not less than one hundred eight (180) days’ prior to the end of the then current term, of its intention to not renew this Agreement.

b.           Termination.

i.
Either party may terminate this Agreement for cause upon the material breach of this Agreement by the other party, if such breach is not cured within ten (10) days following written notice of such breach. Notwithstanding the foregoing, either party may terminate this Agreement upon five days written notice of failure to make any payment due to or on behalf of such party under this or any other agreement between the parties.

ii.
Either party may terminate this Agreement immediately upon the filing, with respect to the other party, of a voluntary or involuntary petition in bankruptcy if such petition is not dismissed within thirty (30) days of such filing; or upon the appointment of a receiver or trustee to take possession of all, or substantially all, of the assets of a party, if such appointment is not terminated within thirty (30) days, or upon the garnishment or attachment of the Gross Revenues generated by Corporation at the Practice Site.

iii.	Manager may terminate this Agreement immediately upon the occurrence of any of the following events:

1.
Manager’s good faith determination that Corporation’s operations do not meet the accepted professional or ethical standards of the osteopathic medicine profession or that Physicians or Licensed Health Professionals are jeopardizing the health or welfare of Corporation’s patients;

2.	The suspension, revocation, restriction, termination or non-renewal of any shareholder of the Corporation’s professional license;

3.	The suspension, revocation, restriction, termination or non-renewal of Corporation’s medical staff membership or practice privileges at any hospital;

4.	The felony conviction, or conviction of any crime involving moral turpitude, of any officer or director Corporation;

5.
The inability by Physicians, due to illness or physical or mental disability, to perform or supervise tattoo removal services at the Practice Sites during Corporation’s normal hours of operation for thirty (30) or more days, consecutively or cumulatively, during any twelve (12) month period of this Agreement;

6.	If, for any reason, Manager no longer has the right to use any of the Practice Sites, due to Manager’s or landlord’s termination of the Premises Leases, their expiration, or otherwise;

7.
Corporation or Corporation’s shareholder defaults in the performance of any of its, his, or her, as applicable, material duties or obligations under the Shareholders Agreement by and among the Corporation, the Manager, and William Kirby, D.O., an individual (“Shareholders Agreement”), and such default continues for ten (10) days after the Corporation or the Corporation’s shareholder receives notice of the default; or

8.	The Manager, in its sole discretion, determines that it is not economically feasible for it to continue to perform its obligations under this Agreement.

iv.	Either party may terminate this Agreement immediately upon the dissolution of the other party for any reason.

c.   Effect of Termination. Upon termination or expiration of this Agreement, each party’s respective obligations hereunder shall terminate in full, except for those obligations which either explicitly, as set forth in this Agreement, or by their nature survive the termination or expiration of this Agreement. In addition, Corporation shall return all documents, data and other materials or information that constitute Confidential Information, as such term is defined in Section 10.a below.

7.	Records.

a.   Patient Records. Although Manager shall maintain Corporation’s patient charts and records on behalf of Corporation, Corporation shall be solely responsible for making and reviewing all entries made by Physicians and Licensed Health Professionals on all Corporation patient charts and records, and all such patient records and charts maintained by Manager in connection with professional medical services provided by Corporation shall be Corporation’s property. Each of the parties hereto shall maintain and safeguard the confidentiality of all patient records, charts and other information generated in connection with the professional medical services provided hereunder in accordance with federal and state confidentiality laws and regulations, including without limitation, the California Confidentiality of Medical Information Act, Civil Code Section 56 et seq. and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations thereunder.  Manager and Corporation shall enter into a business associate agreement in substantially the form attached hereto as Exhibit B.  Notwithstanding anything herein to the contrary, Manager shall have a continuing right to inspect and copy (at Manager’s expense) all records pertaining to Corporation’s patients as may be necessary in connection with Manager’s performance of Services pursuant to this Agreement or for other reasonable purposes, subject to federal and state confidentiality laws, and provided Manager gives Corporation at least five (5) days’ prior written notice.

b.   Business Records. All business and administrative records maintained by Manager in connection with the Services provided to Corporation shall be Manager’s property. Notwithstanding the foregoing, Corporation shall have a continuing right to inspect and copy (at Corporation’s expense) all such business records for any reasonable purpose, provided Corporation gives Manager at least five (5) days’ prior written notice.

8.	Insurance; Indemnification.

a.   General Liability Insurance. Manager shall procure and maintain at all times during this Agreement, at Manager’s sole cost and expense, comprehensive general liability and property insurance covering the Practice Sites with liability limits in commercially reasonable amounts, as determined by Manager. Manager shall further procure and maintain at all times during this Agreement, at Manager’s sole cost and expense, medical malpractice and comprehensive general liability insurance policies on behalf of the Corporation covering the Corporation and its employees with liability limits in commercially reasonable amounts, as determined by Manager in consultation with the Corporation; provided, however, that the foregoing shall not prohibit Corporation from maintaining, at Corporation’s sole cost and expense, such additional insurance as Corporation deems appropriate. Within ten (10) days after Corporation’s request, Manager shall furnish certificates, endorsements and copies of all insurance policies to Corporation.

b.   Indemnification. Corporation agrees to defend, indemnify and hold harmless Manager, its officers, directors, members, representatives, employees and agents, from and against any and all losses, liabilities, damages, claims, judgments, costs or expenses, including attorneys’ fees, that Manager may suffer, incur or become liable for, as a result of any action or omission by Corporation, Physicians and/or Licensed Health Professionals. Manager agrees to defend, indemnify and hold harmless Corporation, its officers, directors, members, representatives, employees and agents, from and against any and all losses, liabilities, damages, claims, judgments, costs or expenses, including attorneys’ fees, that Corporation may suffer, incur or become liable for, as a result of any action or omission by Manager.

9.   Compliance with Laws. The obligations of Manager pursuant to this Agreement shall be subject to any limitations or restrictions which may be imposed by law or regulation, and Manager may suspend any or all obligations hereunder, or, at its option, terminate this Agreement, if it determines, upon advice of counsel, that the performance of any obligation pursuant to this Agreement may contravene applicable law or regulation.

               10.          Non-Disclosure of Practices, Trade Secrets, or Privileged Information: Non-Solicitation and Non-Interference

a.   Confidentiality. Corporation agrees to keep confidential and to not use or disclose the business practices, trade secrets or privileged information of Manager and to keep such knowledge confidential in Corporation’s dealings with any healthcare practice, clinic or practice, hospital, health care facility or other person or entity. Further, Corporation agrees that Corporation will not at any time disclose to any person or use (except for the benefit of Manager) information obtained by Corporation during the period of Corporation’s relationship with Manager regarding Manner’s business plans, business methods, strategic plans, financial statements, financial information, any and all data base or data input programs, computer programs and software (whether or not completed or in use), any and all operating manuals or similar materials that constitute Manager’s systems, templates or forms, techniques, or any other trade secrets, confidential or proprietary information respecting Manager and its business operations (collectively, “Confidential Information”). Except to the extent necessary for Corporation to carry out its duties and obligations under this Agreement, Corporation acknowledges and agrees that it is expressly prohibited from creating, making, duplicating, copying, retaining, taking, maintaining or possessing, by any means or method, such Confidential Information either during or after the term of this Agreement. Notwithstanding the foregoing, Manager may from time to time license to Corporation the use of any logo, trademark or tradename Manager develops from time to time, including the Name, as defined in Section 2.f above. Corporation shall immediately cease using such logo, trademark or tradename for any purpose whatsoever upon the expiration or earlier termination of this Agreement, and shall immediately return to Manager all materials containing any logo, trademark or tradename.

In the event the Corporation or Physician is subject to judicial or governmental proceedings requiring disclosure of particular Confidential Information, then, prior to any such disclosure, the Corporation or Physician, as applicable, will provide Tattoff with reasonable prior written notice and will obtain, or provide Tattoff with an opportunity to obtain, a protective order or confidential treatment of the Confidential Information. In the event that no such protective order or other remedy is obtained, the Corporation or Physician shall furnish only that portion of the Confidential Information that is required.

b.   Non-Interference. Corporation agrees that Corporation will not disrupt, damage, impair or interfere with the business of Manager, whether by way of interfering with or raiding its employees or independent contractors, disrupting its relationship with agents, suppliers, business contacts, representatives, vendors or otherwise.

c.   Survival of Obligations. The obligations of this Section shall be in full force and effect during the term of this Agreement and shall survive the termination or expiration of this Agreement. Notwithstanding Section 12 of this Agreement, in the event of a breach of this Section 10, Corporation acknowledges that any violation of this Section 10 could result in irreparable injury to Manager, and the remedy at law would be inadequate. Accordingly, Manager shall be entitled to injunctive relief in addition to any other remedies to which Manager may be entitled at law or in equity.

11.   Independent Contractor. In performing all Services under this Agreement, Manager is, and shall at all times be acting and performing as, an independent contractor to Corporation, with Manager practicing and performing its business in accordance with its own judgment as to the method of rendering such services, except as limited by this Agreement. The relationship between Manager and Corporation is not one of partners, joint venturers, principal and agent or employer and employee, or any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of this Agreement. Except as specifically provided herein, Corporation shall neither have nor exercise any control or direction over the methods by which Manager and its employees and independent contractors provide the Services required of it hereunder. Manager shall neither have nor exercise any control or direction over the professional judgment of Corporation or the manner in which Corporation performs its professional services. The parties hereto understand that Manager, in its capacity as Manager, does not practice osteopathic medicine and shall not employ, engage or supervise Corporation in its provision of medical services. Each party hereto shall be solely responsible for the compensation, benefits, insurance coverage, employer taxes and any other obligations of its own employees or independent contractors.

12.	Resolution of Disputes.

a.
For all disputes, claims or controversies arising in connection with, relating to, or arising out of this Agreement, the parties agree to first attempt to resolve such dispute, claim or controversy by non-binding mediation. The mediation shall be conducted by a mediator agreed upon by the parties. If the parties are unable to resolve their dispute, claim or controversy within thirty (30) days after a party’s request for mediation, then except as otherwise provided in Section 10 of this Agreement, such dispute, claim or controversy shall be settled by arbitration in accordance with Sections 1280 through 1286.4 of the California Code of Civil Procedure and the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”).

b.
Each of the parties specifically agrees that the provisions of this Section 12 shall govern the resolution of any such controversy or claim. The controversies and claims so governed by this Section 12 therefore include, but are not limited to, any claim for a tort, breach of contract, or a violation of any federal or California statute or regulation, regardless of whether such controversy or claim is based on California case law, a California statute, federal common law or a federal statute.

c.	Each of the parties specifically waives the right to a jury trial to resolve a controversy or claim arising out of or relating to this Agreement.

d.
In the event of any conflict between the California Code of Civil Procedure Sections 1280 through 1286.4 and the AAA Rules, the Code of Civil Procedure shall control. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

e.	Such arbitration shall be held in Los Angeles County, California.

f.
The arbitrator shall make written findings of fact and conclusions of law. The arbitrator shall have no authority to make conclusions of law or an award that could not have been made by a court of law. If either party initiates legal proceedings against the other party, other than arbitration in accordance with the rules of the American Arbitration Association as described above, the prevailing party shall be allowed such costs and reasonable attorneys’ fees as the court may allow.

g.	All documents, exhibits, transcripts, decisions, awards, and other information produced or created in connection with the arbitration proceeding shall be kept strictly confidential by the parties.

13.	General Provisions.

a.             No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. Except as may be herein specifically provided to the contrary, neither party may assign this Agreement without the prior written consent of the other party; provided, however, that the Manager shall have the right to assign and delegate all of its rights and obligations hereunder to any successor entity as part of any sale, transfer, or other disposition of all or substantially all of the assets of Manager with notice to the Corporation provided that the rights and obligations of the Manager under the Shareholders Agreement are also assigned to and assumed by such successor entity.  The sale, transfer, pledge, or assignment of any of the common shares held by any shareholder of the Corporation or the issuance by the Corporation of common or other voting shares to any other person, or any combination of such transactions within a period of one (1) year, such that the shareholders in the Corporation on the effective date fail to maintain a majority of the voting interests in the Corporation, shall be deemed an attempted assignment by the Corporation, and shall be null and void unless consented to in writing by the Manager prior to any such transfer or issuance.  Any such sale, transfer, pledge, or assignment of the common shares must be made only in accordance with the terms of the Shareholders Agreement.  Any breach of this provision, whether or not void or voidable, shall constitute a material breach of this Agreement, and in the event of such breach, the Manager may terminate this Agreement upon notice to the Corporation.  The Corporation acknowledges that the Manager’s interest herein and the Manager’s right to collect Management Fees may be collaterally assigned as security for obligations owed by Manager to third parties.

b.   Severability. If any provision of this Agreement as applied to any party or to any circumstance shall be found by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, unless such invalidity or unenforceability would defeat an essential business purpose hereof, or except as otherwise provided herein.

c.   Notice. All notices or demands shall be in writing and shall be given personally, by electronic facsimile, or by certified mail. Notice shall be deemed conclusively made at the time of notice if given personally or if by certified mail, three (3) days after deposit thereof in the United States mail, properly addressed and postage prepaid to the following addresses:

Corporation:	William Kirby, D.O., Inc.
13044 West Pacific Promenade #424
Playa Del Rey, CA 90094
Attention: Dr. Will Kirby

Manager:	Dr. Tattoff, Inc.
8500 Wilshire Blvd #105
Beverly Hills, CA 90211
Attention: John Keefe

d.   Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

e.   Entire Understanding. This Agreement and any exhibits attached hereto contain the entire understanding of the parties hereto relating to the subject matter contained herein, and supersede all prior and collateral agreements, understanding, statements and negotiations of the parties, including, but not limited to, those Management Services Agreements between DR. TATTOFF, LLC, a California limited liability company, and William Kirby, D.O., an individual, dated August 15, 2007 and December 20, 2005, as amended. This Agreement can only be changed, modified, amended, rescinded or supplemented by a written agreement executed by both parties.

f.   California Law. This Agreement shall be construed and enforced in all respects according to the laws of the State of California.

g.   Attorney’s Fees. Should either party institute any action or proceeding, including without limitation arbitration, relating to this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action or proceeding.

h.   Interpretation of Agreement. The parties acknowledge and agree that because all parties and their attorneys participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party’s role in drafting this Agreement.

i.            Additional Acts. The parties hereto agree to perform such other acts, and to execute such additional documents, as may be required from time to time to carry out the provisions of this Agreement or the intentions of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

Manager:
DR. TATTOFF, INC.

By: /s/ John Keefe
Name: John Keefe
Its: Chief Executive Officer

Corporation:
WILLIAM KIRBY, D.O., INC.

By: /s/ William Kirby, D.O.
Name: William Kirby, D.O.
Its: President

Exhibit A

Security Agreement

(See attached)

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is entered into between Dr. Tattoff, Inc., a Florida corporation (the “Secured Party”), and William Kirby, D.O., Inc., a California medical corporation (the “Debtor”), effective as of ____________, 20___ (“Effective Date”).

RECITALS

A.           Debtor and Secured Party have entered into that certain Management Services Agreement dated as of ____________, 2010 (the “MSA”), by which Secured Party provides management services to Debtor in connection with the tattoo removal practice conducted by Debtor at Practice Sites (as defined in the MSA).

B.           Debtor has agreed to enter into this Security Agreement in order to grant Secured Party a first priority security interest in the Collateral (as hereinafter defined) to secure prompt payment and performance of Debtor’s obligations to Secured Party, including, without limitation, Debtor’s obligation to pay Secured Party the Management Fee set forth in the MSA.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

AGREEMENT

1.           Definitions.  As used in this Security Agreement, the following terms shall have the following meanings:

“Account Debtor” means any person or entity who is or who may become obligated with respect to, or on account of, an Account.

“Accounts” means all accounts, as that term is defined in section 9102(a)(2) of the California Commercial Code, now owned or hereafter acquired by Debtor in connection with or arising out of the Practice conducted by Debtor at any and all Practice Sites, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), whether arising out of Goods sold or services rendered by Debtor or any “Licensed Health Professional,” as such term is defined in the MSA, at any Practice Site (including any such obligations that may be characterized as an account or contract right under the Code); (b) all of Debtor’s rights in, to, and under all purchase orders or receipts for Goods or services; (c) all of Debtor’s rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation, and stoppage in transit, and rights to returned, reclaimed, or repossessed Goods); (d) all money due or to become due Debtor under all purchase orders and contracts for the sale of Goods or the performance of services or both by Debtor or in connection with any other transaction (whether or not yet earned by performance by Debtor), including the right to receive the proceeds of those purchase orders and contracts; and (e) all collateral security and guaranties of any kind given by any other Debtor with respect to any of the foregoing.

“California Commercial Code” means the Uniform Commercial Code as may, from time to time, be enacted and in effect in the State of California.  Terms defined in the California Commercial Code not otherwise defined in this Security Agreement or the MSA are used in this Security Agreement as defined in that Code on the date of this Security Agreement.

“Collateral” means all of Debtor’s personal property, furniture and fixtures, whether now owned or hereafter acquired, located at any Practice Site or elsewhere and resulting from Debtor’s operation of the Practice conducted at any Practice Site, including, but not limited to, all of Debtor’s interest in Accounts, Chattel Paper, Contracts, Debtor’s Books, Equipment, Fixtures, General Intangibles, Goods, Instruments and letters of credit, Inventory, Investment Property, Deposit Accounts, money, cash or cash equivalents, and to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of each of the foregoing.

“Debtor’s Books” means any and all presently existing and hereafter acquired or created books and records of Debtor, including all records (including maintenance and warranty records), ledgers, computer programs, disc or tape files, printouts, runs, and other computer prepared information summarizing, or evidencing the Accounts.

“Deposit Account” means any deposit account, as that term is defined in section 9102(a)(29) of the California Commercial Code, now owned or hereafter acquired by Debtor.

“Equipment” means all equipment, as that term is defined in section 9102(a)(33) of the California Commercial Code, now owned or hereafter acquired by Debtor; wherever located, including all of data processing and computer equipment with software and peripheral equipment, office machinery, furniture, tools, attachments, accessories, medical and laser equipment, and other equipment of every kind and nature, trade fixtures and other fixtures, together with all additions and accessions, replacements, parts, substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties, and rights with respect to the foregoing, and all products and proceeds of the foregoing and condemnation awards and insurance proceeds with respect thereto.

“Fixtures” means all fixtures, as that term is defined in section 9102(a)(41) of the California Commercial Code, now owned or hereafter acquired by Debtor, wherever located.

“General Intangibles” means all general intangibles, as that term is defined in section 9102(a)(42) of the California Commercial Code, now owned or hereafter acquired by Debtor in connection with the Practice conducted at any and all Practice Sites, including all right, title, and interest that Debtor may now or hereafter have in or under any Contracts, Licenses, Copyrights, Trademarks, and Patents and all applications therefore and reissues, extensions, or renewals; interests in partnerships, joint ventures, and other business associations; permits; inventions (whether or not patented or patentable); knowledge, know-how, skill, expertise, or experience; software; databases; data; processes; models, drawings, materials, and records; goodwill (including the goodwill associated with any Trademark or Trademark License); all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights, or intangible rights, all liability, life, key man, and business interruption insurance, and all unearned premiums); uncertificated and certificated securities; chooses in action; deposit, checking, and other bank accounts; rights to receive tax refunds and other payments; rights to receive dividends, distributions, cash, instruments, and other property in respect of or in exchange for pledged shares or other equity interests; rights of indemnification; all ledgers, correspondence, credit files, invoices, and other papers and records; magnetic tapes, CD-ROMs, zip drives, and other data storage media; and other papers and documents in the possession or under the control of Debtor or any computer bureau or service company from time to time acting for Debtor.

“Goods” means any goods, as that term is defined in section 9102(a)(44) of the California Commercial Code, now owned or hereafter acquired by Debtor.

“Licenses” means Copyright Licenses, Patent Licenses, and Trademark Licenses.

“Obligations” means any and all debts, liabilities, obligations, or undertakings owing by Debtor to Secured Party, including, without limitation, all debts, liabilities, obligations or undertakings arising under, advanced pursuant to, or evidenced by the MSA and this Security Agreement, whether direct or indirect, absolute or contingent, matured or unmatured, due or to become due, voluntary or involuntary, whether now existing or hereafter arising.

“Practice” means the tattoo removal services and any other services provided by Debtor and the “Licensed Health Professionals,” as such term is defined in the MSA, at any and all Practice Sites.

“Practice Site” or “Practice Sites” means the premises located at 8670 Wilshire Boulevard, Suite 203, Beverly Hills, California 90211, together with all appurtenances, improvements and fixtures.  The term “Practice Site” or “Practice Sites” also includes any additional or replacement locations at which Debtor conducts a Practice and which are managed, or entitled to be managed, by Secured Party pursuant to the MSA.

2.           Grant of Security Interest.  Debtor hereby grants to Secured Party a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure the prompt payment and performance of all of the Obligations.  Debtor acknowledges and affirms that such security interest in the Collateral has attached to all Collateral without further act on the part of Secured Party or Debtor.

3.           Perfection and Further Assurances.

a.           Debtor authorizes Secured Party to authenticate and file all records (including initial financing statements, certificates of title, and control instructions to third parties, amendments, continuation statements, etc.) that arc reasonably required by Scoured Party to perfect and continue its security interest in the Collateral.  Debtor authorizes Secured Party to indicate that the financing statement covers all assets or all personal property owned by Debtor and used in connection with the Practice operated by Debtor at any Practice Site.  Debtor will execute (sign, acknowledge when necessary, and deliver) any other records or documents necessary to perfect and continue the security interest under applicable ‘federal or state statute, regulation, or treaty, including any financing statement necessary to perfect a security interest in fixtures.

b.           Debtor agrees to authenticate and to cause all necessary third parties to authenticate any and all records necessary for Secured Party’s control over Deposit Accounts, electronic Chattel Paper, and letter-of-credit rights.  Debtor agrees that the third party will have the right to comply with the instructions originated by Secured Party directing disposition of such Collateral without further consent by Debtor and will indemnify and defend the third party from all claims by Debtor arising from or related to the third party’s compliance with Secured Party’s disposition instructions.  Debtor will cause any bank with which a Deposit Account is maintained to subordinate its rights of recoupment and setoff to Secured Party’s security interest.

c.           Debtor represents and warrants that (1) his exact name is as set forth in the preamble to this Security Agreement; and (2) Debtor is located (as that term is used in California Commercial Code section 9307) in California.

d.           Debtor authorizes Secured Party to take possession of any and all items of the Collateral at any time.  Debtor promises to deliver possession of the Collateral promptly upon receipt of an authenticated request from Secured Party for delivery of possession.

e.           Whether or not Debtor is then in default, Secured Party will have the right, but not the obligation, to (1) notify Account Debtor and other persons obligated on the Collateral to make payment or otherwise render performance to or for the benefit of Secured Party.  (2) enforce the obligations of Account Debtor and other persons obligated on the Collateral, (3) apply the balance of any Deposit Account which it controls to the Obligations, and (4) take any proceeds to which it is entitled for application to the Obligations.

4.           Notice of Postperfection Changes.  Debtor will immediately notify Secured Party of:

a.           Any change in the name of Debtor or Debtor’s use of an assumed business or trade name;

b.           Any change in Debtor’s location;

c.           Any merger between Debtor and any third party or transfer by or to Debtor of substantially all of the assets and liabilities of another person;

d.           Any substantial damage to or loss or destruction of any essential or material part of the Collateral, whether or not covered by insurance.

5.           Inspection and Verification Rights.  Debtor will keep accurate records and documents relating to the Collateral at its principal business office.  Secured Party will have the unconditional right at all reasonable times and upon reasonable prior notice to Debtor to;

a.           Inspect the Collateral, including the records and documents related thereto;

b.           Make copies of the records and documents;

c.           After notice to Debtor (unless it is in default), verify orally and in writing directly with third parties, including Account Debtor, the accuracy of any information provided by Debtor with respect to the Collateral;

d.           Determine through employees, agents, or independent contractors the value of the Collateral at the expense of Debtor no more than once per calendar year and at any time reasonably prudent when Debtor is in default;

e.           Enter upon any premises owned, leased, or otherwise controlled by Debtor for the foregoing purposes;

f.           Debtor promises and agrees to provide to Secured Party access to the Collateral and to provide any office space (including computer hardware, operating systems, and software and access to safes and other areas of safekeeping) that is reasonably necessary for the exercise of the foregoing rights.  Debtor grants to Secured Party an easement over all premises owned, leased, or otherwise controlled by Debtor for the purpose of inspecting and valuing the Collateral and, following any default, repossessing, storing, preparing for disposition, and disposing of the Collateral.  Debtor authorizes and instructs all third parties who have information relating to the Collateral (such as customers, Account Debtor, obligors, government agencies, employees, and outside accountants) to provide any and all information, records, and documents relating to the Collateral to Secured Party upon its written request provided that Secured Party has given Debtor prior notice in writing of its intention to ask for such information.

6.           Covenants.  Debtor promises and agrees to:

a.           Pay and perform the Obligations when and as due;

b.           Cooperate completely and promptly with Secured Party in perfecting and foreclosing Secured Party’s security interest, in locating, inspecting, evaluating, collecting, assembling, repossessing, and disposing of the Collateral, and in notifying third parties about Secured Party’s security interest and collection rights;

c.           Operate its business in the ordinary course and not change the size, nature, or emphasis of that business in any materially adverse way;

d.           To maintain fire and extended coverage insurance on the Collateral in the amounts and under policies acceptable to Secured Party, naming Secured Party under a lender’s loss-payable clause, and to provide Secured Party with the original policies and certificates at Secured Party’s request;

e.           Pay all taxes, assessments, and similar charges (“taxes”) levied against the Collateral as and when the same become due and payable;

f.           Pay all amounts when due which, if not so paid, may become the subject of a lien against the Collateral which might have or gain priority over Secured Party’s security interest (a “lien claim”);

g.           Perform all maintenance, repairs, and replacements that are necessary to keep the Fixtures and Equipment in good and safe operating condition and promptly pay all costs of such work;

h.           Take all reasonable steps to protect the tangible items of the Collateral against theft, loss, or damage;

i.           Provide to Secured Party upon authenticated request evidence of insurance coverage and the payment of taxes and lien claims; and

j.           indemnify and defend Secured Party against all claims, loss, liability, cost, or expense asserted against or incurred by Secured Party by reason of Debtor’s failure to provide a perfected, first-priority security interest in any item or items of the Collateral or the breach or default of Debtor under this Security Agreement.

k.           Debtor hereby authorizes Secured Party to pay the premiums for insurance, taxes, and the principal, interest, fees, and costs constituting lien claims if Debtor does not do so in a timely manner (unless Debtor is then contesting such obligation in good faith and by appropriate means) and Secured Party reasonably believes such payment is necessary for the protection of the Collateral and/or Secured Party’s security interest in the Collateral (a “security protection advance”).  Debtor promises and agrees to reimburse Secured Party on demand for any security protection advance made by Secured Party and to pay interest thereon at the rate of 10% per annum from the date of the advance until the date of reimbursement.

l.           To pay ail expenses, including attorney fees, incurred by Secured Party in the perfection, preservation, realization, enforcement, and exercise of Secured Party’s rights under this Security Agreement;

m.           To indemnify Secured Party against loss of any kind, including reasonable attorney fees, caused to Secured Party by reason of its interest in the Collateral.

n.           To conduct Debtor’s business efficiently and without voluntary interruption.

o.           To preserve all rights, privileges, and franchises held by Debtor’s business.

p.           To give Secured Party notice of any litigation that may have a material adverse effect on Debtor’s business.

q.           Not to change the name or place of Debtor’s business, or to use a fictitious business name, without first notifying Secured Party in writing.

r.           Not to sell, lease, transfer, or otherwise dispose of the Collateral except, before the occurrence of a default, for cash proceeds of Accounts collected in the ordinary course of business.

s.           Not to use the Collateral for any unlawful purpose or in any way that would void any effective insurance.

t.           To notify Secured Party promptly in writing of any default, potential default, or any development that might have a material adverse effect on the Collateral.

7.           Representations and Warranties.  Debtor represents and warrants to Secured Party that:

a.           Debtor is authorized to execute and deliver this Security Agreement. This Security Agreement is a valid and binding obligation of Debtor.  This Security Agreement creates a perfected, first-priority security interest enforceable against the Collateral in which Debtor now has rights, and will create a perfected, first-priority security interest enforceable against the Collateral in which Debtor later acquires rights, when Debtor acquires those rights.

b.           Neither the execution and delivery of this Security Agreement, nor the taking of any action in compliance with it, will (1) violate or breach any law, regulation, rule, order, or judicial action binding on Debtor, any agreement to which Debtor is a party, Debtor’s articles of incorporation or bylaws; or (2) result in the creation of a lien against the Collateral except that created by this Security Agreement.

c.           No default or potential default exists.

d.           Debtor has not (1) made any assignment for the benefit of creditors, (2) applied for or consented to the appointment of a receiver or trustee for its affairs, or (3) been the subject of any voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding.

e.           Other than financing statements in favor of Secured Party, no effective financing statement naming Debtor as debtor, assignor, grantor, mortgagor, pledgor or the like and covering any part of the Collateral is on tile in any filing or recording office in any jurisdiction.

8.           Power of Attorney.  Debtor hereby irrevocably appoints Secured Party as Debtor’s attorney in fact with full power of substitution to do any and all acts which Debtor is obligated by this Security Agreement to do and for the purpose of, subsequent to any default of Debtor hereunder, taking any action and executing any instruments which Secured Party may deem necessary or advisable to accomplish the purposes of this Security Agreement.  Without limiting the generality of the foregoing, Secured Party shall have the following powers:

a.           To perform any of Debtor’s obligations under this Security Agreement in Debtor’s name or otherwise.

b.           To give notice of Debtor’s right to payment, to enforce that right, and to make extension agreements with respect to it

c.           To release persons liable on rights to payment, to compromise disputes with those persons, and to surrender security, all as Secured Party determines in its sole discretion when acting in good faith based on information known to it when it acts.

d.           To prepare and file financing statements, continuation statements, statements of assignment, termination statements, and the like, as necessary to perfect, protect, preserve, or release Secured Party’s interest in the Collateral.

e.           To endorse Debtor’s name on instruments, documents, or other forms of payment or security that come into Secured Party’s possession.

f.           To take cash in payment of obligations.

g.           To verify information concerning rights to payment by inquiry in its own name or in a fictitious name,

h.           To prepare, execute, and deliver insurance forms; to adjust insurance claims; to receive payment under insurance claims; and to apply such payment to reduce Debtor’ Obligations.

This power of attorney is coupled with an interest and may not be revoked or cancelled by Debtor without Secured Party’s written consent,

9.           Events of Default.  Debtor will be in default under this Security Agreement if:

a.           Debtor fails to pay any Obligations, or any portion thereof, to Secured Party when due, at stated maturity, on accelerated maturity, or otherwise.

b.           Debtor fails to make any remittances required by this Security Agreement.

c.           Debtor commits any breach of this Security Agreement, or any present or future rider or supplement to this Security Agreement, or any other agreement between Debtor and Secured Party evidencing the Obligations or securing them, including without limitation the MSA and any amendments or supplements thereto.

d.           Any warranty, representation, or statement, made by or on behalf of Debtor in or with respect to this Security Agreement, is false.

e.           The Collateral is lost, stolen, or damaged.

f.           There is a seizure or attachment of, or a levy on, the Collateral.

g.           Debtor ceases operations, is dissolved, terminates its existence, does or fails to do anything that allows Obligations to become due before their stated maturity, or becomes insolvent or unable to meet its debts as they mature.

h.           Secured Party for any reason deems itself insecure.

i.           Debtor (1) applies for or consents to the appointment of a receiver, trustee, liquidator, or custodian of himself or of a substantial part of his property; (2) is unable, or admits in writing its inability, to pay its debts generally as they mature; (3) makes a general assignment for the benefit of his creditors or any of them; (4) is dissolved or liquidated in full or in part; (5) commences a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to any relief or to the appointment of or taking, possession of its property by any official in an involuntary case or other proceeding commenced against it; or (6) takes any action for the purpose of effecting any of the foregoing.

j.           Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Debtor or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to such Debtor or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect are commenced and an order for relief is entered or such a proceeding is not dismissed or discharged within 60 days of commencement

10.           Rights and Remedies.  When an event of default occurs:

a.           Secured Party may exercise all rights and remedies available to Secured Party under this Security Agreement and the California Commercial Code, including acceleration of the Obligations (that is, make such Obligations immediately due and payable).  All such rights and remedies are cumulative.

b.           Without thereby limiting the generality of the foregoing or of Secured Party’s rights under any other section of this Security Agreement, Secured Party, upon Debtor’s default, will be entitled to immediate possession of all items of the Collateral and to collect and apply all payments from, and to enforce performance by, third parties as to the Collateral.

c.           Debtor will assemble the tangible items of the Collateral and make such items available to Secured Party at the location or locations designated by Secured Party.  Debtor must also allow Secured Party, its representatives, and its agents to enter the premises where all or any part of the Collateral, the records, or both may be, and remove any or all of it.

d.           Debtor agrees that it will be commercially reasonable if (1) Secured Party gives Debtor and other persons entitled to notice written notice at least 10 days in advance of any public or private disposition of all or any nonperishable part of the Collateral.

e.           Secured Party and Debtor each waives the right to trial by jury in any action or proceeding relating to any claim, offset, defense, or counterclaim, whether in contract or tort, at law or in equity, arising out of or relating to this Security Agreement.

f.           The prevailing party in the trial or appeal of any civil action, arbitration, or other adversary proceeding relating to this Security Agreement or any related offset, defense, or counterclaim, whether in contract or tort, at law or in equity, will be entitled to the award of a reasonable attorney fee in addition to costs and disbursements.

11.           Attorneys’ Fees, Costs and  Expenses.  Debtor shall pay all costs and expenses of Secured Party enforcing its rights under this Security Agreement, including reasonable attorneys fees.

12.           No Waiver.  No waiver by Secured Party of any default shall be deemed to be a waiver of any other subsequent default, nor shall any such waiver by Secured Party be deemed to be a continuing waiver.

13.           Survival.  Debtor’s representations and warranties made in this Security Agreement will survive its execution, delivery, and termination.

14.           Successors and Assigns.  This Security Agreement will bind and benefit the successors and assigns of the parties, but Debtor may not assign his rights under this Security Agreement without Secured Party’s prior written consent.

15.           Governing Law.  This Security Agreement will be governed by, and construed in accordance with, the laws of the State of California.

16.           Entire Agreement.  This Security Agreement is die entire agreement and supersedes any prior agreement or understandings between Secured Party and Debtor relating to the Collateral.

17.           Notices.  All notices hereunder by a party to another party shall be in writing, delivered personally, by means of electronic communications, by certified or registered mail, return receipt requested, or by overnight courier, and shall be deemed to have been duly given when delivered personally or by electronic communication, or when deposited in the United States mail, postage prepaid, or deposited with the overnight courier addressed as follows:

Debtor:	William Kirby, D.O., Inc.
13044 West Pacific Promenade #424
Playa Del Rey, CA 90094
Attention: Dr. Will Kirby

Secured Party:	Dr. Tattoff, Inc.
8500 Wilshire Blvd #105
Beverly Hills, CA 90211
Attention: John Keefe

or to such other persons or places as any party may from time to time designate by written notice to the others.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed effective as of the date first written above.

Secured Party:

DR. TATTOFF, INC.

By: __________________________
Name: John Keefe
Its: Chief Executive Officer

Debtor:

WILLIAM KIRBY, D.O., INC.

By: __________________________
Name: William Kirby, D.O.
Its: President

Exhibit B

Business Associate Agreement

(See attached)

HIPAA-HITECH Business Associate Agreement

THIS HIPAA-HITECH BUSINESS ASSOCIATE AGREEMENT (“Agreement”) is effective as of _________, 2010, by and between William Kirby, D.O., Inc., a California medical corporation (“Covered Entity”) and  Dr. Tattoff, Inc., a Florida corporation (“Business Associate”), collectively the “Parties”.

Covered Entity and Business Associate agree to comply with the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 ("HIPAA”), and the HITECH Act and HIPAA Regulations, as those terms are defined below.

1.           Definitions

Capitalized terms not otherwise defined shall have the meanings given to them in HIPAA, the HITECH Act and the HIPAA Regulations set forth at 45 C.F.R. 160, 162 and 164, and are incorporated herein by reference.

(a)          “Breach” shall mean the acquisition, access, use, or disclosure of Protected Health Information (“PHI”) in a manner not permitted by 45 C.F.R. part 164, subpart E which compromises the security or privacy of such information (meaning that it poses a significant risk of financial, reputational, or other harm to the individual).  A use or disclosure of PHI that does not include the identifiers listed at 45 C.F.R. § 164.514(e)(2), date of birth, and zip code does not compromise the security or privacy of the PHI.  “Breach” does not include:  (1) any unintentional acquisition, access, or use of PHI by a workforce member or person acting under the authority of Business Associate if such acquisition, access, or use was made in good faith and within the course and scope of the authority and does not result in further use or disclosure in a manner not permitted by 45 C.F.R. part 164, subpart E; (2) any inadvertent disclosure by a person who is authorized to access PHI at a Business Associate to another person authorized to access PHI at Business Associate, and any such information received as a result of the disclosure is not further used or disclosed in a manner not permitted by 45 C.F.R. part 164, subpart E; or (3) a disclosure of PHI where the Covered Entity or Business Associate has a good faith belief that an unauthorized person to whom the disclosure was made would not reasonably be able to retain such information.

(b)         “Business Associate” shall have the meaning of the term “business associate” as defined at 45 C.F.R. Section 160.103, and for purposes of this Agreement, shall refer to Dr. Tattoff, Inc.

(c)         “Covered Entity” shall have the meaning of the term “covered entity” as defined in 45 C.F.R.  Section 160.103.   For purposes of this Agreement, Covered Entity shall refer specifically to William Kirby, D.O., Inc.

(d)         “Designated Record Set” means a “designated record set” as such term is defined in 45 C.F.R. Section 164.501, containing Protected Health Information that is created, acquired, received, used, maintained or accessed by Business Associate, its employees, agents or representatives.

(e)          “Electronic Protected Health Information”  or “E-PHI” means “electronic protected health information” as such term is defined in 45 C.F.R. Section 160.103.

(f)          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and as such may be further amended from time to time, including all interim final rules, final rules, and regulations promulgated thereunder.

(g)          “HIPAA Breach Notification Requirements” means the federal regulations promulgated pursuant to HITECH  as incorporated into the Privacy Rule at 45 C.F.R. Parts 160 and 164,  as amended, and as such may be further amended from time to time, and which require, among other things, Business Associate as Business Associate of the Covered Entity, to notify the Covered Entity of any unauthorized use or disclosure of Unsecured Protected Health Information, and requires Covered Entity to provide notice of a Breach of Unsecured Protected Health Information to certain persons in the time and manner specified in those regulations.

(h)          “HIPAA Regulations” means the federal regulations promulgated pursuant to the Administrative Simplification provisions of HIPAA, including the Privacy Rule, the Security Rule, and the Transactions Rule, and the federal regulations promulgated pursuant to HITECH and incorporated into and made part of the regulations at 45 C.F.R. Parts 160, 162, and 164.

(i)           “Individual” means “individual” as such term is defined in 45 C.F.R. Section 164.501 and shall include a person who qualifies as a Personal Representative in accordance with 45 C.F.R.  Section 164.502(g).

(j)           “Privacy Rule” means the federal privacy regulations under HIPAA as contained in 45 C.F.R. Parts 160 and Part 164, as amended, and as such may be further amended from time to time.

(k)          “Protected Health Information” or “Protected Health Information” means “protected health information” as such term is defined in 45 C.F.R. Section 164.501.  For purposes of this Agreement, Protected Health Information shall be limited to Protected Health Information acquired, accessed, maintained, used or disclosed by Business Associate, its employees, agents or representatives from or on behalf of Covered Entity.

(l)           “Required by Law” means “required by law” as such term is defined in 45 C.F.R. Section 164.501.

(m)          “Secretary” means the Secretary of the U.S. Department of Health and Human Services or her designee.

(n)           “Security Incident” means “security incident” as such term is defined in 45 C.F.R. Section 164.304.

(o)           “Security Rule” means the federal security standards under HIPAA as contained in 45 C.F.R. Parts 160, 162 and 164, as amended, and as such may be further amended from time to time.

(p)           “Unsecured Protected Health Information” means Protected Health Information that is not rendered unusable, unreadable, or indecipherable to unauthorized individuals through the use of a technology or methodology specified by the Secretary in the guidance issued under section 13402(h)(2) of Public Law 111-5.

 2.           Obligations and Activities of Business Associate

(a)           Business Associate agrees to use or disclose Protected Health Information only as permitted by this Agreement for purposes of performing services on behalf of Covered Entity, for proper management and administration of Business Associate, or as Required By Law.

(b)           Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this Agreement.

(c)           Business Associate Agreement agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of any unauthorized use or disclosure of Protected Health Information.

(d)           Business Associate agrees to report to Covered Entity any use or disclosure of Protected Health Information not provided for by this Agreement of which it becomes aware.

(e)           Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Business Associate on behalf of Covered Entity agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information.

(f)           Business Associate agrees to provide access, at the request of Covered Entity, to Protected Health Information in a Designated Record Set in order that Covered Entity may meet the requirements under 45 C.F.R. Section 164.524.

(g)          Business Associate agrees to make amendment(s) to Protected Health Information in a Designated Record Set as required by 45 C.F.R. Section 164.526 at the request of Covered Entity.

(h)          Business Associate agrees to make internal practices, books, and records, including policies and procedures relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, Covered Entity available to the Secretary, in a time and manner designated by the Secretary, for purposes of the Secretary determining Covered Entity’s and Business Associate’s compliance with the HIPAA Regulations.

(i)           Business Associate agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 C.F.R. Section 164.528 and to provide such information to Covered Entity (or an Individual if so directed by Covered Entity).

(j)           Except as otherwise restricted by law and to the extent such laws are applicable to the services provided by Business Associate on behalf of Covered Entity, Business Associate shall comply with an Individual’s request to restrict disclosure of Protected Health Information if: (1) the disclosure is to a health plan for purposes of carrying out treatment, and (2) the Protected Health Information pertains solely to a health care item or service for which the health care provider involved has been paid out of pocket in full.

3.           Permitted Uses and Disclosures by Business Associate

(a)           Except as otherwise limited in this Agreement, Business Associate may use or disclose Protected Health Information to perform services on behalf of Covered Entity.

(b)           Except as otherwise limited in this Agreement, Business Associate may use Protected Health Information for Business Associate’s own proper management and administration or to carry out its legal responsibilities.

(c)           Except as otherwise limited in this Agreement, Business Associate may disclose Protected Health Information for the proper management and administration of Business Associate, provided that disclosures are Required By Law, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and be used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person, and the person notifies Business Associate of any unauthorized use or disclosure of the Protected Health Information in a time and manner sufficient to permit Business Associate to meet its obligations to provide notification to Covered Entity in accordance with Section 7 of this Agreement.

(d)           Except as otherwise limited in this Agreement, Business Associate may use Protected Health Information to provide Data Aggregation services to Covered Entity as permitted by 42 C.F.R. Section 164.504(e)(2)(i)(B).

(e)           Business Associate may use Protected Health Information to report violations of law to appropriate Federal and State authorities, consistent with 45 C.F.R. Section 164.502(j)(1).

4.           Obligations of Covered Entity

(a)           Covered Entity shall notify Business Associate in writing of any limitation(s) in its notice of privacy practices, if applicable, to the extent that such limitation may affect Business Associate’s use or disclosure of Protected Health Information.

(b)           Covered Entity shall promptly notify Business Associate in writing of any changes in, or revocation of permission by an Individual to use or disclose Protected Health Information, to the extent such changes may affect Business Associate’s use or disclosure of Protected Health Information.

(c)           Covered Entity shall promptly notify Business Associate in writing of any restriction on use or disclosure of  Protected Health Information that Covered Entity has agreed to in accordance with 45 C.F.R. Section 164.522, to the extent that such restriction may affect Business Associate’s use or disclosure of Protected Health Information.

5.           Minimum Necessary Uses and Disclosures

Covered Entity agrees to determine what constitutes the “minimum necessary” use and disclosure of Protected Health Information to accomplish services provided by Business Associate consistent with any guidance or standards issued by the Secretary regarding “minimum necessary” use and disclosure, and to limit its disclosure of PHI to Business Associate accordingly.

6.           HIPAA Security Rule

(a)           Business Associate shall comply with the provisions of the Security Rule set forth in 45 C.F.R. Sections 164.308, 164.310, 164.312, and 164.316 in the same manner that such provisions apply to Covered Entity.

(b)           In furtherance, but not in limitation of the foregoing, Business Associate shall:
(i)           Implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of any Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of the Covered Entity;

(ii)           Ensure that any agent, including a subcontractor, to whom Business Associate provides Electronic Protected Health Information, agrees to implement reasonable and appropriate safeguards to protect such Electronic Protected Health Information; and

(iii)           Report to Covered Entity any Security Incident of which Business Associate becomes aware.

7.           Breach Notification for Unsecured Protected Health Information

(a)           Obligation to Monitor and Report Incidents of Unauthorized Use or Disclosure of Unsecured Protected Health Information.  Business Associate shall take reasonable steps to monitor and detect any unauthorized use or disclosure of Unsecured Protected Health Information, and provide training and procedures through which its employees, agents and representatives are encouraged to detect and report any unauthorized use or disclosure of Unsecured Protected Health Information to the Business Associate’s Privacy Official or other designee.

(b)           Obligation to Provide Notification to Covered Entity.  Following the discovery of an unauthorized use or disclosure of Unsecured Protected Health Information by Business Associate, its employees, agents, representatives, or subcontractors, Business Associate shall provide notification to Covered Entity  without unreasonable delay and in no case later than five (5) business days after such unauthorized use or disclosure is discovered, unless such notification is subject to a law enforcement delay as described at 45 C.F.R. Section 164.412. For purposes of this Section, an unauthorized use or disclosure will be treated as discovered by Business Associate as of the first day on which such Breach is known or by exercising reasonable diligence should have been known to Business Associate.

(c)           Determination Whether Unauthorized Use or Disclosure Constitutes a Breach.  Upon receiving a report of unauthorized use or disclosure, Covered Entity will undertake a risk assessment and shall determine whether the unauthorized use or disclosure constitutes a Breach of Unsecured Protected Health Information.  Business Associate shall make records and information regarding any such breach available at the request of Covered Entity for the purpose of investigating the Breach and carrying out its notification obligations pursuant to HITECH.

(d)           Obligation to Provide Notification to Affected Individuals, the Media, and the Secretary.  Unless notification is subject to law enforcement delay as described in 45 C.F.R. Section 164.412, if the unauthorized use or disclosure of Unsecured Protected Health Information constitutes a Breach as determined by Covered Entity, Business Associate shall: (1)  provide to Covered Entity, to the extent possible, the identification of each Individual whose Unsecured Protected Health Information has been, or is reasonably believed by Business Associate to have been used or disclosed as a result of the Breach; and (2) at the direction of Covered Entity, fulfill any and all obligations of Covered Entity to provide notification of such Breach to affected Individual(s), the media, and the Secretary, as may be required and consistent with the HIPAA Breach Notification Requirements at  45 C.F.R.. Sections 164.404, 164.406 and 164.408.

(e)           Maintenance of Log and Annual Notice to Secretary.  Business Associate will maintain a log of Breaches involving less than 500 Individuals on behalf of the Covered Entity, and not later than 30 days after the end of each calendar year, provide a report of such Breaches to Covered Entity and the Secretary, in the form and manner specified by the Secretary.

8.           Remuneration For Protected Health Information

(a)           Except as set forth in paragraph B of this Section, Business Associate shall not directly or indirectly receive remuneration in exchange for any Protected Health Information of an Individual unless the Individual has provided to the Covered Entity or Business Associate a valid authorization in accordance with 45 C.F.R. § 164.508 that specifically authorizes the Covered Entity and Business Associate to exchange the Protected Health Information for remuneration.

(b)           Paragraph A, above, does not apply if the purpose of the exchange is:  (1) for public health activities (as described in 45 C.F.R. § 164.512(b); (2) for research, as described in 45 C.F.R. §§ 164.501 and 164.512(i); (3) for the treatment of the Individual, subject to any applicable regulation that the Secretary may promulgate to prevent Protected Health Information from inappropriate access, use, or disclosure; (4) for a sale, transfer, merger, or consolidation, and due diligence related to such activity as permitted by 45 C.F.R. § 160.103; (5) for remuneration that is provided by Covered Entity to Business Associate for the purpose of providing services on behalf of Covered Entity; (6) to provide an Individual with a copy of the Individual’s Protected Health Information pursuant to 45 C.F.R. § 164.524; and (7) as otherwise permitted by regulations issued by the Secretary.

9.           Marketing Restrictions

(a)           Business Associate shall not consider communications by Business Associate that meet the definition of marketing set forth in 45 C.F.R. § 164.501 to be part of the term health care operations as set forth in 45 C.F.R. § 164.501 (unless the communication is made as described in subparagraph (i), (ii) or (iii) of paragraph (1) in the definition of marketing set forth in 45 C.F.R. § 164.501).

(b)           Business Associate shall not consider communications by Business Associate that fall within the exceptions to the term marketing as set forth in 45 C.F.R. § 164.501(1)(i), (ii), or (iii) to be part of the term health care operations as set forth in 45 C.F.R. § 164.501 if Business Associate receives or has received direct or indirect remuneration in exchange for making such communications, unless:  (1) the communications describe only a drug or biological that is currently being prescribed for the recipient of the communication, and the payment received in exchange for making the communication is reasonable in amount, as defined by the Secretary in regulation; or (2) the communication by Business Associate is consistent with this Agreement and any agreement for services between the Parties.

10.           Termination

(a)           Termination for Cause.  Upon Covered Entity’s knowledge of a material breach by Business Associate, Covered Entity shall either provide an opportunity for Business Associate to cure the breach in accordance with the provisions for reasonable notice and opportunity to cure set forth in Section 10(b) of this Agreement; or, if cure is not timely or is has been determined by Business Associate to be infeasible, terminate this Agreement and services arrangement between the parties.

(b)           Reasonable Notice and Opportunity to Cure Breach.  If Covered Entity knows of a pattern of activity or practice of Business Associate that constitutes a suspected or actual material breach of Business Associate’s obligations under the provisions of this Agreement, Covered Entity shall provide Business Associate with written notice of such suspected or actual breach.  Upon receipt of such notice, Business Associate shall have ten (10) business days to conduct a reasonable inspection of its policies and procedures  for the purpose of determining whether it has complied with this Agreement, and propose a plan for correcting potential compliance deficiencies.  If Covered Entity reasonably determines that the correction proposed by Business Associate is inadequate, Covered Entity may terminate the services arrangement and this Agreement, or if termination is infeasible report the violation to the Secretary.

(c)           Effect of Termination.

(i)           Except as provided in Section 10 (c)(ii)of this Agreement, upon termination of this Agreement, for any reason, Business Associate shall return or destroy all Protected Health Information received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity.  This provision shall also apply to Protected Health Information that is in the possession of subcontractors or agents of Business Associate.  Business Associate shall retain no copies of the Protected Health Information.

(ii)           In the event that Business Associate reasonably determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible, extend the protections of this Agreement to such Protected Health Information, and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such Protected Health Information.

11	Miscellaneous.

(a)           Regulatory References.  A reference in this Agreement to a section in the HIPAA Regulations means the section in those regulations as in effect or as amended.

(b)           Amendment.  The Parties agree to take such action as is reasonably necessary to amend this Agreement from time to time as is necessary for Covered Entity to comply with the requirements of the HIPAA Regulations.

(c)           No Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than Covered Entity, Business Associate, and their respective successors and assigns, any rights, remedies, obligations or liabilities whatsoever.

(d)           Construction and  Effect on Any Prior Business Associate Agreement.

(i)            This Business Associate Agreement replaces in its entirety any prior Business Associate Agreement(s) or other verbal or written agreement between the parties regarding the subject matter herein.

(ii)           The terms and conditions of this Agreement shall control in the event of any conflict or inconsistency between the terms and conditions of this Agreement and the arrangement for services as agreed to by the parties.  All other terms and conditions of the services arrangement not amended or modified hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto, by their duly appointed and authorized representatives, have duly executed this Agreement as of the dates set forth below.

William Kirby, D.O., Inc.	Dr. Tattoff, Inc.
Covered Entity	Business Associate

By:_________________________	By:____________________________

Title:________________________	Title:___________________________

Date:________________________	Date:___________________________